UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 31, 2012

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

LodgeNet Interactive Corporation (the “Company”) announced today that Scott C. Petersen, its President and CEO, will be departing his executive position with the Company effective June 15, 2012.  Mr. Petersen will continue as a member of the Company’s Board of Directors.  Mr. Petersen’s departure from the Company is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Petersen will be paid the amounts owed to him under his existing Employment Agreement.  The Company has commenced a search for Mr. Petersen’s replacement.

The Company also announced that Phillip Spencer, 49, a member of the Company’s Board of Directors since February 2012, has been appointed interim CEO of the Company effective June 15, 2012.  Mr. Spencer is CEO and a member of the board of directors of Windjammer Communication, LLC, a cable television and communications company based in Overland Park, Kansas.  Prior to joining Windjammer Communication, LLC in May 2010, Mr. Spencer was president and CEO of Aplus.Net, a global provider of webhosting and co-location services and also served as President and CEO of Everest Connections, Inc., a Lenexa, Kansas-based cable, telephone, and Internet access provider.  There are no transactions in which Mr. Spencer has an interest requiring disclosure under Item 404(a) of Regulation S-K.  The Company has entered into a consulting and confidentiality agreement with Mr. Spencer, which sets forth, among other terms, the compensation payable to him by the Company in connection with his new role as interim CEO.  A copy of the consulting agreement is attached hereto as Exhibit 10.1.

The Company also announced that the Company’s Board of Directors appointed Thomas N. Matlack on May 31, 2012 to fill the vacancy on the Board of Directors in the class of directors whose term expires at the Company’s 2015 annual meeting of stockholders.  Mr. Matlack will stand for re-election at the Company’s 2015 annual meeting.  The appointment of Mr. Matlack as director is effective immediately. Mr. Matlack will be a member of the Company’s audit committee and will serve as the audit committee financial expert.

Mr. Matlack, CFA, is a private investor who has led several venture investments in the areas of media and technology, including Art Technology Group, The Ladders, and Telephia. Matlack was previously the founder and Managing Partner of Megunticook Management, a venture capital firm that started more than 30 companies. Prior to Megunticook, Matlack was Chief Financial Officer of The Providence Journal Company. Matlack currently sits on the boards of Game Empire Enterprises, Good Men Media, and Seismic Games. He is a graduate of Wesleyan University (BA) and Yale University (MBA).

The appointment of Mr. Matlack was the result of the process set forth in the agreement between the Company and Mast Capital Management, LLC, dated February 28, 2012, and filed with the Securities and Exchange Commission in a Form 8-K on February 29, 2012.  There are no transactions in which Mr. Matlack has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Matlack will be compensated in accordance with the Company’s publicly disclosed director compensation policies.

A copy of the press release regarding these changes to the Company’s board and management is attached hereto as Exhibit 99.1.

Item 5.07      Submission of Matters to a Vote of Security Holders.

On May 31, 2012, the Company held its 2012 Annual Meeting.  At the meeting, the holders of 22,498,083 shares were represented in person or by proxy.  The following is a summary of the matters voted on at the 2012 Annual Meeting:

1.  Two directors were elected based upon the following votes:

	For	Withheld	Broker Non-votes
Marty Abbott	9,374,240	3,238,873	9,884,970
R. Douglas Bradbury	9,400,435	3,212,678	9,884,970

2.             The Amendment of the 2003 Stock Option and Incentive Plan to increase the number of shares authorized for issuance under the 2003 Stock Option and Incentive Plan by 900,000 shares was ratified based upon the following votes:

For	Against	Abstain	Broker Non-votes
9,943,921	2,667,892	1,300	9,884,970

3.             The appointment of PricewaterhouseCoopers LLP as LodgeNet’s independent registered public accounting firm for the fiscal year ending December 31, 2012 was ratified based upon the following votes:

For	Against	Abstain
22,301,758	175,630	20,695

4.             Executive compensation was approved with an advisory vote with the following votes:

For	Against	Abstain	Broker Non-votes
10,216,459	2,383,489	13,165	9,884,970

Item 9.01.     Financial Statements and Exhibits.

(d)  Exhibits

10.1	Consulting and Confidentiality Agreement, dated May 31, 2012, between LodgeNet Interactive Corporation and Phillip Spencer

99.1	Press Release dated May 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION

Date: May 31, 2012	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer